Exhibit 99.1

For Immediate Release

July 15, 2019

People’s United Financial To Acquire United Financial Bancorp, Inc.

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT), the holding company for People’s United Bank, N.A., announced today an agreement to acquire United Financial Bancorp, Inc. (NASDAQ: UBNK), the holding company for United Bank, in a 100% stock transaction valued at approximately $759 million. Completion of the transaction is subject to customary closing conditions, including receipt of regulatory approvals and the approval of United Financial Bancorp, Inc. shareholders.

“We are excited to welcome United Bank to People’s United,” said Jack Barnes, Chairman and CEO, People’s United Financial. “With the fourth largest deposit market share in the combined Hartford and Springfield market, a complementary array of commercial and retail capabilities and a shared legacy of community giving, United will solidify our presence in the Central Connecticut market and strengthen our franchise in Western Massachusetts.”

“People’s United Bank has long-been a premier brand in Connecticut that is committed to building meaningful relationships with its customers and communities,” said William H.W. Crawford, President and CEO, United Financial Bancorp, Inc. “We are confident their broad array of products and services, in-market knowledge and the size and strength of their balance sheet will deliver enhanced value to our stakeholders.”

Established in 1858 and headquartered in Hartford CT, United Bank is a full service community financial services firm with $7.3 billion in assets. The Bank has nearly 60 branch locations concentrated in Central Connecticut and Western Massachusetts, offering customers commercial, small business, wealth management and consumer banking products and services.

Barnes added, “We look forward to welcoming their well-established customer base and delivering them our enhanced technology and digital capabilities, combined with our network of expert bankers.”

People’s United expects the transaction to be $0.07 accretive to earnings per common share based on fully phased-in cost savings, with a tangible book value earn-back of approximately 2.3 years and an IRR of approximately 18%. The transaction is expected to close during the fourth quarter of 2019.

Under the terms of the agreement, which has been approved by both companies’ boards of directors, United Financial Bancorp, Inc. shareholders will receive 0.875 shares of People’s United Financial stock for each United Financial Bancorp, Inc. share. The transaction is valued at $14.74 per United Financial Bancorp, Inc. share, based on the closing price of People’s United’s common stock on July 12, 2019.

Keefe, Bruyette & Woods, Inc. served as financial advisor to People’s United and Simpson Thacher & Bartlett LLP served as legal counsel to People’s United.

Sandler O’Neill & Partners served as financial advisor to United Financial Bancorp, Inc. and Sullivan & Cromwell LLP served as legal counsel to United Financial Bancorp, Inc.

Conference Call Information

More information regarding the strategic and financial implications of the acquisition will be provided in a People’s United conference call and presentation taking place today, July 15, 2019, at 5:00 p.m. ET. The call will be broadcast live via https://edge.media-server.com/mmc/p/d9rt7tbf through the bank’s website www.peoples.com. To access the conference call, dial-in information is as follows: Domestic: 844-309-6713 and International: 484-747-6927, conference ID# 8267898. A replay of the presentation will be available July 15 (midnight) – July 22 (midnight): Domestic: 855-859-2056 and International: 404-537-3406, conference ID# 8267898.

About People’s United Bank

People’s United Bank, N.A. is a subsidiary of People’s United Financial, Inc., a diversified, community-focused financial services company headquartered in the Northeast with more than $48 billion in assets. Founded in 1842, People’s United Bank offers commercial and retail banking through a network of over 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine, as well as wealth management and insurance solutions. The company also provides specialized commercial services to customers nationwide.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, small business, wealth management and consumer banking products and services to customers throughout Connecticut, Massachusetts and Rhode Island. United Bank is a financially strong, leading New England bank headquartered in Hartford, Connecticut with more than 50 branches in three states. United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK.” At March 31, 2019, the Company had $7.34 billion in assets.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, People’s United’s and United Financial Bancorp’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in People’s United’s and United Financial Bancorp’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by United Financial Bancorp shareholders on the expected terms and schedule, and including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the United Financial Bancorp business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of People’s United’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the impact, extent and timing of technological changes and capital management activities; litigation; increased capital requirements, other regulatory requirements or enhanced regulatory supervision; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving People’s United Financial, Inc. and United Financial Bancorp, Inc. People’s United intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of United Financial and a prospectus of People’s United, and each party will file other documents regarding the proposed transaction with the SEC. A definitive proxy statement/prospectus will also be sent to the United Financial shareholders seeking any required shareholder approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and shareholders of United Financial are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction.

The documents filed by People’s United and United Financial with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by People’s United may be obtained free of charge from People’s United at www.peoples.com under the tab “Investor Relations” and then under the heading “Financial Information”, and the documents filed by United Financial may be obtained free of charge from United Financial at www.unitedfinancialinc.com under the heading “Investor Relations” and then under the tab “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from People’s United upon written request to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attn: Investor Relations, or by calling (203) 338-4581, or by sending an email to Andrew.Hersom@peoples.com, or from United Financial upon written request to United Financial Bancorp, Inc., 225 Asylum Street, Hartford, Connecticut 06103, Attn: Investor Relations, or by calling (860) 291-3622, or by sending an email to Mshaw@bankatunited.com.

People’s United and United Financial and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of United Financial in favor of the approval of the merger. Information regarding People’s United’s directors and executive officers is contained in People’s United’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 2, 2019, which are filed with the SEC. Information regarding United Financial’s directors and executive officers is contained in United Financial’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 3, 2019, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Media Contact:

Steven Bodakowski

Corporate Communications

203-338-4202

Steven.Bodakowski@peoples.com

Investor Contact:

Andrew Hersom

Investor Relations

203-338-4581

Andrew.Hersom@peoples.com